EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder and Member
NEG, Inc. and NEG Oil & Gas LLC:
We have issued our report dated December 7, 2005, accompanying the combined financial statements of NEG, Inc. and NEG Oil & Gas LLC and its subsidiaries, as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, contained in the Registration Statement on Form S-1 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement on Form S-1 and Prospectus, and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton LLP
Houston, Texas
February 14, 2006